Exhibits 5.1 & 23.2

March 17, 2006

The Directors

BP p.l.c.

1 St. James Square

London SW1Y 4PD

Dear Sirs/Madam:

RE: Registration Statement on Form S-8 (the “Registration Statement”)

1.            This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”) of 60,000,000 restricted share units (“Restricted Share Units”) and 60,000,000 Ordinary Shares (“Ordinary Shares”) of BP p.l.c., an English public limited company (the “Company”) to be issued in connection with the BP p.l.c. Performance Share Plan 2006 (the “Plan”).

2.            This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

3.            I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

4.            On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that (i) the Company has been duly organized and is an existing corporation in good standing under the laws of England, (ii) any Ordinary Shares to be issued by the Company pursuant to and in accordance with the Plan are legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders, and (iii) the Restricted Share Units have been duly authorized for issuance and, when the Restricted Share Units are issued by the Company pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to such Ordinary Shares and Restricted Share Units. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Peter B. Pugh Bevan

___________________

P. B. P. Bevan

Group General Counsel